INVESTMENT SUB-ADVISORY AGREEMENT

    This Investment Sub-Advisory Agreement (the “Agreement”) is made and entered into as of May 16, 2023 by and among Kensington Asset Management, LLC, a Texas limited liability company (the “Adviser”), Liquid Strategies, LLC, a Delaware limited liability company (the “Sub-Adviser”), and Kensington Defender Offshore Fund, a Cayman exempted company (the “Company”), solely as a party with respect to Sections 1 and 3 hereof.

    WHEREAS, the Adviser acts as the investment adviser to the Company pursuant to that certain Management Agreement, dated as of May 16, 2023, by and between the Adviser and the Company (the “Advisory Agreement”);

    WHEREAS, the Company has been organized as a wholly-owned subsidiary of the Kensington Defender Fund (the “Onshore Fund”), a series of Managed Portfolio Series, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), to hold certain assets to facilitate the implementation of the investment strategy of the Onshore Fund;

    WHEREAS, the Sub-Adviser acts as the investment sub-adviser to the Onshore Fund pursuant to that certain Investment Sub-Advisory Agreement, dated as of May 24, 2023, by and among the Sub-Adviser, the Adviser, and the Onshore Fund (the “Onshore Fund Sub-Advisory Agreement”);

    WHEREAS, each of the Adviser and Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

    WHEREAS, the Adviser, with the approval of the Directors of the Company (the “Directors”), desires to retain the Sub-Adviser to assist the Adviser in rendering certain investment management services to the Company as described herein, and the Sub-Adviser is willing to render such services;

    NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.    Engagement and Obligations of Sub-Adviser. The Adviser hereby appoints and retains the Sub-Adviser to act as a sub-adviser to the Adviser and to provide the following services for the period and on the terms and conditions set forth in this Agreement.
a.     Services. The Sub-Adviser agrees to perform the following services (the “Services”):

i.Discretionary Services – with regard to investments of the Company, the portfolio management services provided to the Company by the Sub-Adviser shall be provided on a discretionary basis, subject to the investment objective and strategies of the Company as set forth in the then-effective registration statement of the Onshore Fund (the “Onshore Fund Registration Statement”) and any additional investment limitations that the Adviser and Sub-Adviser may agree to from time to time;

ii.Upon the reasonable request from the Adviser or the Company, the Sub-Adviser shall provide the Company and/or the Adviser (as appropriate) with such records concerning the Sub-Adviser’s activities with respect to the Services which the Company or the Adviser are required to maintain under applicable law or regulation;

iii.To the extent applicable, select brokers and dealers to execute the purchase and/or sale, consistent with the Sub-Adviser's duty to seek "best execution" on behalf of the Company, of portfolio securities of the Company;

iv.Perform such other services as may be agreed upon by the Sub-Adviser and the Adviser from time to time; and

v.Furnish such reports, evaluations, information or analyses to the concerning the foregoing responsibilities to the Company and the Onshore Fund as the Adviser, the Directors of the Company or Trustees of the Onshore Fund may request from time to time or as you may deem to be desirable.

b.    Expenses and Personnel. The Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to bear its own operating and overhead expenses attributable to its duties hereunder (including, but not limited to, salaries, bonuses, rent, office and administrative expenses, depreciation and amortization, and auditing expenses) as reasonably required to perform the Services on the terms and for the compensation provided herein. Neither the Company nor the Adviser shall be responsible for any such expenses of the Sub-Adviser. The Company shall bear all costs and expenses associated with its operations and investment transactions, and the Adviser shall bear all costs and expenses associated with its operations. For avoidance of doubt, the Sub-Adviser assumes no obligation with respect to, and shall not be responsible for, the expenses of the Adviser or the Company in fulfilling the Sub-Adviser’s obligations hereunder.

c.    Books and Records. All books and records prepared and maintained by the Sub-Adviser for the Adviser and/or the Company under this Agreement shall be the property of the Adviser and/or the Company and, upon request therefor, the Sub-Adviser shall surrender to the appropriate party such of the books and records so requested; provided, however, that the Sub-Adviser shall be permitted to maintain a copy of all materials for its own records. In compliance with the requirements of Rule 3la-3 under the Act, the Sub-Adviser agrees to preserve for the periods prescribed by Rule 3la-2 under the Act all records that it maintains for the Company that are required to be maintained by Rule 31a-1 under the Act.

d.    Independent Contractor Status. The Sub-Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Adviser or the Company in any way or otherwise be deemed an agent of the Adviser or the Company.

2.    Compensation of the Sub-Adviser. For all of the services to be rendered as provided in this Agreement, the Adviser will pay the Sub-Adviser monthly an investment sub-advisory fee at the annual rate of 0.95% of the average daily net assets of the Company (which amount alternatively may be paid, in the discretion of the Adviser, at the level of the Onshore Fund and calculated by reference to such fund’s daily net assets attributable to the Company).

3.    Limits of Liability; Indemnification.

a.The Sub-Adviser shall not be liable for any losses, damages, liabilities, costs and expenses (including legal) (collectively, “Losses”) due to a mistake or error of judgment or for any Losses suffered by the Adviser or the Company in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or Losses resulting acts or omissions involving willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement, whether express or implied. In no event shall the Sub-Adviser be liable for any special, consequential or punitive damages.
b.The Company shall, indemnify the Sub-Adviser (including for this purpose each officer, director, shareholder, member, principal, partner, manager, employee or agent of, any person who controls, is controlled by or is under common control with, or any other person designated by the Sub-Adviser as an indemnitee (each such person, including the Sub-Adviser, being referred to as an “indemnitee”)) against all Losses incurred by such indemnitees by reason of being or having been Sub-Adviser to the Company, or the past or present performance of services to the Company in accordance with this Agreement by the indemnitee, or arising out of any act or omission by the Company under this Agreement, or any breach of warranty, representation or agreement hereunder by the Company, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Sub-Adviser, or as a result of the Sub-Adviser’s reckless disregard for, or breach of, its fiduciary duties to the Company.
c.The Sub-Adviser shall indemnify the Company and any of its directors, officers, employees or affiliates against all Losses incurred by the Company by reason of, or arising out of, any act or omission by the Sub-Adviser under this Agreement (other than for acts or omissions for which the Sub-Adviser is not liable under Section 3.a. of this Agreement), or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the willful misfeasance, bad faith or gross negligence of the Company.
d.This Section 3 shall survive the termination of the Agreement.
4.    Term and Termination of Sub-Advisory Agreement. The Agreement shall become effective on the date of this Agreement, provided that this Agreement has been initially approved for the Company by a vote of its Board, and shall continue in effect from year to year thereafter, so long as the Adviser remains the investment adviser to the Fund.
This Agreement may be terminated at any time, without the payment of any penalty:
a.Upon 60 calendar days’ written notice to the Sub-Adviser of a decision to terminate the Agreement by (i) the Directors, or (ii) the Adviser;
b.By the Sub-Adviser upon 60 calendar days’ written notice to the Adviser and Company; or
c.The Sub-Advisory Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Act)

or upon the termination of the Advisory Agreement or the Onshore Fund Sub-Advisory Agreement.
5.    Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both the Adviser and Sub-Adviser and approved by the Company’s Board.

6.    Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws. For so long as the Onshore Fund is registered as an investment company under the Act and the Sub-Adviser is regulated as an investment adviser under the Advisers Act, this Agreement shall also be construed in accordance with the applicable provisions of the Act and the Advisers Act, respectively, and any then-current regulatory interpretations thereunder. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Act or the Advisers Act, the latter shall control.

7.    Representations and Warranties.

a.    Representations and Warranties of the Sub-Adviser. The Sub-Adviser represents, warrants and covenants to the Adviser as follows:
i.The Sub-Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;
ii.The Sub-Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to carry on its duties and obligations hereunder;
iii.The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its duly authorized officer and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation, (b) the Sub-Adviser’s governing instruments, or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;
iv.Parts 1 and 2 of the Form ADV (collectively, the “Form ADV”) of the Sub-Adviser previously provided to the Adviser is a true and complete copy of the form as currently filed with the Securities and Exchange Commission (the “SEC”) with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser will promptly provide the Adviser with a complete copy of all subsequent amendments to its Form ADV;
v.The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Adviser with a copy of that code, together with evidence of its adoption. Upon the written and reasonable request of the Adviser or the Company, the Sub-Adviser shall permit representatives of the Adviser or the Company to examine the reports (or summaries of the reports) required to be made to the Sub-Adviser by Rule 17j-1(c)(1) under the Act and other records evidencing enforcement of the code of ethics;
vi.The Sub-Adviser is hereby obligated to provide the Company and Adviser with advance notice of any contemplated change in the Sub-Adviser’s limited liability company, whether of managers, or senior executive personnel, which reasonably would be deemed to result in a “change in control” of the Sub-Adviser for purposes of either the Advisers Act or the Act; and
vii.In connection with the services provided under this Agreement, the Sub-Adviser shall comply in all material respects with the requirements applicable to an investment sub-adviser of a closed-end registered investment company that has elected to operate as an interval fund like the Onshore Fund under the Advisers Act and the Act; provided, however, it is understood and agreed that the Adviser, not the Sub-Adviser, shall bear responsibility for the Company’s compliance with the Act and/or any other applicable laws, and the Adviser shall be solely responsible for ensuring that the Onshore Fund shall qualify as a regulated investment company to the extent it intends to do so.
b.    Representations and Warranties of the Adviser. The Adviser represents, warrants and covenants to the Sub-Adviser as follows:

i.The Adviser is registered as an investment adviser under the Advisers Act and shall maintain such registration during the term of this Agreement;

ii.The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Texas with the power to carry on its duties and obligations hereunder;

iii.The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (a) any provision of applicable law, rule or regulation, (b) the Adviser’s governing instruments, or (c) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

iv.The Form ADV of the Adviser previously provided to the Sub-Adviser is a true and complete copy of the form as currently filed with the SEC, with the exception of Form ADV Part 2B, which is not filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Adviser will promptly provide the Sub-Adviser with a complete copy of all subsequent amendments to its Form ADV;

v.The Adviser has duly entered into the Advisory Agreement and this Agreement;

vi.The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Act and will provide the Sub-Adviser with a copy of that code, together with evidence of its adoption; and

vii.In connection with the services provided under the Advisory Agreement, the Adviser shall comply with all requirements applicable to the investment adviser of a closed-end registered investment company that has elected to operate as an interval fund like the Onshore Fund, including the Advisers Act and the Act, in all material respects. The Adviser shall provide to the Sub-Adviser all information reasonably requested by the Sub-Adviser in order to comply with the provisions hereof, the Act, and the Advisers Act.

c.    Survival of Representations, Warranties and Covenants; Duty to Update Information. All representations, warranties and covenants made by the Sub-Adviser and the Adviser shall survive for the duration of this Agreement and each party hereto shall promptly notify the other party hereto in writing upon becoming aware that any of the foregoing representations, warranties and covenants made by it are no longer true in any material respect.

8.    Confidentiality.
a.    Each of the Sub-Adviser and the Adviser acknowledges and agrees that pursuant to this Agreement, either party may have access to the other party’s non-public, confidential and proprietary information and materials concerning or pertaining to the other’s business (“confidential information”). Each party will receive and hold such confidential information in the strictest confidence, and acknowledges, represents, and warrants that it will use its reasonable best efforts to protect the confidentiality of this information. Each party agrees that, without the prior written consent of the other party, it will not use, copy, or divulge to third parties (other than such party’s respective Representatives (as defined below)) or otherwise use, except in accordance with the terms of this Agreement, any confidential information obtained from or through the other party in connection with this Agreement other than as reasonably necessary in the course of the Company’s business, including, but not limited to, as may be requested by broker-dealers or third party firms conducting due diligence on the Company; provided that such recipients must agree to protect the confidentiality of such confidential information and use such information only for the purposes of providing services to the Company; provided, further, however, this covenant shall not apply to information which:

i.has been published by either party or is otherwise in the public domain through no fault of the other party; or

ii.is within the legitimate possession of a party prior to its disclosure by the other party and without any obligation of confidence; or

iii.after disclosure, is lawfully received by a party from a third party when, to the best of such party’s knowledge and belief, such third party was not restricted from disclosing the information to such party; or

iv.is independently developed by a party through persons who have not had access to, or knowledge of, the confidential information; or

v.is approved in writing for disclosure by a party prior to its disclosure.

b.    Any confidential information provided by a party shall remain the sole property of such party, and shall be promptly returned to such party (or destroyed) following any request by such party to do so. Notwithstanding the foregoing, either party (and others to whom permitted disclosure has been made) (i) may retain a copy of the confidential information as is required for regulatory purposes or to comply with internal policy or laws relating to document retention and (ii) shall not be required to return, delete, or destroy any confidential information as resides on its electronic systems, including email and back-up tapes, it being understood that any such surviving confidential information shall remain subject to the limitations of this Section 8.

c.    Notwithstanding anything to the contrary herein, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (i) the Company and (ii) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

d.    To the extent that any confidential information may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each party agrees that they have a commonality of interest with respect to such matters and it is their mutual desire, intention and understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All confidential information furnished by either party to the other or such other party’s Representatives hereunder that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under such privileges, this Agreement, and under the joint defense doctrine.

e.    Notwithstanding any other provision of this Agreement, each party and its respective Representatives shall be permitted to retain and disclose confidential information to the extent such retention and disclosure is:

i.in response to any order of a court, regulator or any governmental body or political subdivision thereof (and in such circumstances such party shall, unless prohibited from so doing by subpoena, order or law, x) give notice to the other party of its receipt of such order and y) cooperate in all reasonable respects (and at such other party’s expense) with such other party in seeking to obtain a protective order either precluding such disclosure or requiring that the confidential information so disclosed be maintained as confidential or used only for the purposes for which the order was issued), or

ii.otherwise required by law, or

iii.necessary to establish such party’s rights under this Agreement, such party’s or its Representative’s compliance with the terms of this Agreement, or in connection with any dispute arising under this Agreement.

f.    For purposes of this Agreement, “Representatives” with respect to a party means such party’s representatives, directors, officers, investment and advisory committee members, employees, fund participants, rating agencies, professional advisers (including lawyers, accountants and investment bankers) or agents of such party who have a need to know confidential information. A party shall be responsible for enforcing compliance with this Agreement by its Representatives, if and to the extent such party has disclosed confidential information to any of them. The terms of this Section 8 are in addition to the terms of any other agreements between the parties or their affiliates.

g.    The parties agree that, notwithstanding the foregoing, the Adviser and Sub-Adviser each shall have the right to utilize any performance track record of the Company, both during the term of this Agreement and after the termination of this Agreement, subject to applicable legal and regulatory requirements and limitations.
9.    Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

10.    Notice. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.    Counterparts. This Agreement may be executed in any number of counterpart signature pages (including facsimile counterparts), each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

12.    Other Activities of the Sub-Adviser.
a.Services Not Exclusive. The services of the Sub-Adviser to the Company are not exclusive, and the Sub-Adviser may, subject to other agreements to which it or its Affiliates may be party, engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Sub-Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that managers, officers, employees and shareholders of the Company are or may become interested in the Sub-Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Sub-Adviser and directors, officers, employees, partners, shareholders, members and managers of the Sub-Adviser and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.
b.Broker-dealer Selection. The Sub-Adviser is authorized to select the brokers or dealers (collectively “Brokers”) through which it shall execute the purchases and sales of portfolio investments in portfolio companies. In selecting Brokers, the Sub-Adviser may give consideration to factors other than price, including, but not limited to, research services and market information. Any such services or information which the Sub-Adviser receives in connection with activities for the Company may also be used by the Sub-Adviser for the benefit of other clients and customers of the Sub-Adviser or any of its Affiliates. The Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission, markup or markdown for effecting a securities transaction in excess of the amount of commission, markup or markdown another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission, markup or markdown, or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission, markup or markdown is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Sub-Adviser’s duty to seek the best execution on behalf of the Company. The Sub-Adviser shall promptly communicate to the investment committee of the Adviser and to the officers of the Company such information relating to portfolio transactions as they may reasonably request.
c.Proxy Voting. The Sub-Adviser will exercise voting rights on any assets held in the portfolio investments of portfolio companies in accordance with the Sub-Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time. The Sub-Adviser is obligated to furnish to the Adviser and the Company, in a timely manner, a record of all matters relating to a portfolio security considered at any shareholder meeting held during the period covered by the relevant report on Form N-PX in such form and format that complies with Form N-PX.
13.    Notification of Material Events. The Adviser and Sub-Adviser each shall promptly notify the other party (i) if such party or the Company is subject to an SEC examination or subpoena; (ii) of any ongoing or threatened litigation or any material adverse change in a legal proceeding, settlement thereof or judgment therein; or (iii) of any other material adverse regulatory event affecting such party or the Company.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

KENSINGTON ASSET MANAGEMENT, LLC

By: /s/ William Bower
Name: William Bower
Title: Executive Director

LIQUID STRATEGIES, LLC

By: /s/ Adam Stewart
Name: Adam Stewart
Title: Partner

KENSINGTON DEFENDER OFFSHORE FUND
(Solely with respect to Sections 1 and 3 hereof)

By: /s/ William Bower
Name: William Bower
Title: Director